Exhibit 10.6

THE PROGRESSIVE CORPORATION

2010 GAINSHARING PLAN

1. The Plan. The Progressive Corporation and its subsidiaries (collectively, “Progressive” or the “Company”) have adopted The Progressive Corporation 2010 Gainsharing Plan (the “Plan”) as part of their overall compensation program. The Plan is performance-based and is administered under the direction of the Compensation Committee of the Board of Directors of The Progressive Corporation (the “Committee”). Plan years will coincide with Progressive’s fiscal years.

2. Participants. Plan participants for each Plan year shall include all officers and regular employees of Progressive, unless determined otherwise by the Committee. The Gainsharing opportunity, if any, for those executive officers who participate in The Progressive Corporation 2007 Executive Bonus Plan (the “Executive Bonus Plan”) will be provided by the Executive Bonus Plan, although participants in that plan may also participate in this Plan if and to the extent determined by the Committee.

3. Gainsharing Formula. Annual Gainsharing Payments under the Plan will be determined by application of the following formula:

Annual Gainsharing Payment	=	Paid Eligible Earnings	x	Target Percentage	x	Performance Factor

4. Paid Eligible Earnings. Paid Eligible Earnings for any Plan year shall mean and include the following: regular, used Earned Time Benefit, sick, holiday (excluding, for all purposes hereunder, premium holiday pay for exempt employees), funeral and overtime pay, military pay, and retroactive payments of any of the foregoing items, received by the participant during the Plan year for work or services performed as an officer or employee of Progressive.

For purposes of the Plan, Paid Eligible Earnings shall exclude all other types of compensation, including, without limitation, any short-term or long-term disability payments made to the participant, the earnings replacement component of any workers’ compensation award, any bonus, Gainsharing or other incentive compensation or equity-based awards, including, without limitation, payments from any discretionary cash fund, any dividend payments and unused Earned Time Benefit.

5. Target Percentages. Target Percentages vary by position. Target Percentages for Plan participants typically are as follows:

POSITION	TARGET %
Senior Executives and Executive Level Managers	60 - 150%
Business Leaders	35 - 60%
Directors and Senior Directors	20 - 35%
Middle Managers and Senior Managers	15 - 20%
Senior Professionals and Entry Level Managers	8 - 20%
Administrative Support and Entry Level Professionals	0 - 8%

Target Percentages will be established within the above ranges by, and may be changed with the approval of, the following officers of The Progressive Corporation (collectively, the “Designated Executives”): (a) the Chief Executive Officer, and (b) either the Chief Human Resource Officer or the Chief Financial Officer; provided that the Chief Human Resource Officer may establish appropriate procedures to evaluate the need for, and if appropriate, implement individual exceptions to the foregoing ranges. Target Percentages may be changed from year to year by the Designated Executives. Notwithstanding anything herein to the contrary, only the Committee may establish or modify the Target Percentages for the Company’s executive officers.

If a participant’s Target Percentage changes during a Plan year, the Target Percentages used to calculate such participant’s Annual Gainsharing Payment hereunder shall be weighted appropriately to reflect such participant’s tenure in each such position during the Plan year.

6. The Performance Factor.

A.	Core Business Defined

The Performance Factor shall be determined by the performance of the Core Business during the Plan year, pursuant to the procedures and calculations described below. The “Core Business” shall be comprised of the following:

•	The Agency Auto business unit, consisting of the auto business produced by independent agents or brokers, including Strategic Alliances Agency auto, but excluding the Agency Special Lines business;

•	The Direct Auto business unit, consisting of the auto business produced by phone or over the Internet, but excluding the Direct Special Lines business;

•	The Special Lines business unit, including Special Lines business generated by agents and brokers and directly by phone or over the Internet (but excluding umbrella policies); and

•	The Commercial Auto business unit.

Each of the Agency Auto, Direct Auto, Special Lines and Commercial Auto business units is referred to herein as a “Business Unit” or “Unit.” For all purposes under this Plan, the results of the Professional Liability Group, the CAIP Servicing Group, the Company’s Australia operations, the Midland Financial Group, Inc. and other businesses in run-off are excluded from the Core Business results.

B.	Matrices

For purposes of computing a performance score for the Core Business, operating performance results for each Business Unit, or a portion of the business written by a Business Unit as defined below or as hereafter defined by the Committee (referred to as a “Business Sub-unit” or a “Sub-unit”), are evaluated using a performance matrix that is established by or under the direction of the Committee for the Plan year. Each matrix assigns performance scores to various combinations of profitability and growth outcomes for the applicable Business Unit or Sub-unit.

For 2010, and for each Plan year thereafter until otherwise determined by the Committee: (i) the Direct Auto Business Unit will be evaluated according to the performance of its respective “New” and “Renewal” Business Sub-units, using the performance measures further described below; and (ii) each of the Agency Auto, Commercial Auto and Special Lines Business Units will be evaluated according to the performance of the unit as a whole, without regard to any Sub-unit performance. Therefore, separate Gainsharing matrices will be established for the following:

•	Agency Auto;

•	Direct Auto – New Sub-unit;

•	Direct Auto – Renewal Sub-unit;

•	Special Lines; and

•	Commercial Auto.

C.	Performance Measures

Growth. The growth measure for the Plan year under all matrices will be based on policies in force (“PIFs”).

For all matrices other than those for the Direct Auto Business Unit, growth will be measured by the percentage change in average PIFs for the Plan year compared to the average PIFs of the immediately preceding fiscal year. Average PIFs for the Plan year and for the immediately preceding fiscal year will be determined by adding the fiscal-month-end number of PIFs for each month during such year and dividing the total by twelve.

For Direct Auto, the following will apply to the matrix for the applicable Business Sub-unit:

(i)	For the “New” Business Sub-unit matrix, growth will be measured by the change in (a) the number of new policies written by the Business Unit during the applicable Plan year that remained in force (including, without limitation, as a result of renewal thereof) as of the last day of the Plan year, as compared with (b) the number of new policies written by such Business Unit during the immediately preceding Plan year that remained in force as of the last day of such immediately preceding Plan year.

(ii)	For the “Renewal” Business Sub-unit matrix, growth will be measured by the PIF retention rate of the applicable Business Unit for the Plan year – i.e., the percentage of the policies that were in force in such Business Unit on the first day of the Plan year that remained in force (including, without limitation, as a result of renewal thereof) as of the last day of the Plan year.

Profitability. For all Business Unit and Sub-unit matrices, the measurement of profitability will be the GAAP combined ratio for the Plan year for the applicable Unit or Sub-unit.

Miscellaneous. Notwithstanding the foregoing, net operating results from business that is not included in the descriptions in Paragraph 6(A) above, if any, will be apportioned among the appropriate Business Units or Sub-units in accordance with the respective amount(s) of net earned premiums generated by such business in each such Business Unit or Sub-unit, and the apportioned net operating results will be included in the calculation of the GAAP combined ratio for such Business Unit(s) or Sub-unit(s). Assigned risk business is not included in determining the growth of any Business Unit or Sub-unit, but the net operating gains/losses for such assigned risk business will be included in the calculation of the GAAP combined ratio for the applicable Business Unit or Sub-unit.

D.	Calculation of Performance Factor

Performance Score

Using the Gainsharing matrix for each Business Unit or Sub-unit, as applicable, and the actual performance results for the applicable Business Unit, the GAAP combined ratio for each such Unit or Sub-unit will be matched with the growth levels achieved by such Unit or Sub-unit, to determine the performance score for such Unit or Sub-unit.

The performance score for each of the Agency Auto, Special Lines and Commercial Auto Business Units, which will be used to calculate the Performance Factor as described further below, will be determined by reference to the applicable matrix.

The performance score for the Direct Auto Business Unit used to calculate the Performance Factor will be calculated by:

(i)	Weighting the performance scores determined under the matrices for the applicable New and Renewal Sub-units, using the following weighting factors:

•	Two-thirds ( 2/3) from the score determined under the matrix for the Renewal Sub-unit; and

•	One-third ( 1/3) from the score determined under the matrix for the New Sub-unit; and

(ii)	Adding the weighted performance scores for the applicable New and Renewal Sub-units to produce the Direct Auto Business Unit performance score.

Performance Factor

The resulting performance scores for each of the Agency Auto, Direct Auto, Commercial Auto and Special Lines Business Units will then be multiplied by a weighting factor, which shall be a fraction or decimal equivalent, determined by dividing the net earned premiums generated by such Business Unit during the Plan year by the net earned premiums generated by all of the Business Units comprising the Core Business in the aggregate. The sum of these weighted performance scores will be the Performance Factor for the Plan year.

E.	Limitations

The performance score under each matrix can vary from 0 to 3.0, determined under the procedures described above, based on actual performance. The final Performance Factor cannot exceed 2.0, regardless of the results of any individual matrix.

7. Payment Procedures; Deferral. Subject to Paragraph 9 below, no later than December 31 of each Plan year, each participant will receive an initial payment in respect of his or her Annual Gainsharing Payment for that Plan year equal to 75% of an amount calculated on the basis of Paid Eligible Earnings for the first 24 pay periods of the Plan year, estimated earnings for the remainder of the Plan year, and performance data through the first 11 months of the Plan year (estimated, if necessary). No later than February 28 of the following year, each participant will receive the balance of his or her Annual Gainsharing Payment, if any, for such Plan year, based on his or her Paid Eligible Earnings and performance data for the entire Plan year.

Any Plan participant who is then eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan (“Deferral Plan”) may elect to defer all or a portion of the Annual Gainsharing Payment otherwise payable to him/her under this Plan, subject to and in accordance with the terms of the Deferral Plan.

8. Other Plans. If, for any Plan year, an employee has been selected to participate in both this Plan and another cash incentive plan offered by the Company, then with respect to such employee, the Gainsharing formula set forth in Paragraph 3 hereof shall be appropriately adjusted by applying a weighting factor to reflect the proportion of the employee’s total annual incentive opportunity that is being provided by this Plan. The Committee shall have full authority to determine the incentive plan or plans in which any employee will participate during any plan year and, if an employee is selected to participate in more than one plan, the weighting factor that will apply to each such plan.

9. Qualification Date; Leave of Absence; Withholding. Unless otherwise determined by the Committee, and except as expressly provided herein, in order to be entitled to receive an Annual Gainsharing Payment for any Plan year, the participant must be an active officer or regular employee of the Company on November 30 of the Plan year (“Qualification Date”). Individuals who are hired on or after December 1 of any Plan year are not entitled to an Annual Gainsharing Payment for that Plan year.

Any participant who is on a leave of absence covered by the Family and Medical Leave Act of 1993, as amended, personal leave of absence with the approval of the Company, military leave or short or long-term disability on the Qualification Date with respect to any Plan year will be entitled to receive an Annual Gainsharing Payment for such Plan year, calculated as provided in Paragraphs 3 through 6 above and based on the amount of Paid Eligible Earnings received by such participant during the Plan year.

All payments made hereunder will be net of any legally required deductions for federal, state and local taxes and other items.

10. Non-Transferability. The right to any Annual Gainsharing Payment hereunder may not be sold, transferred, assigned or encumbered by any participant. Nothing herein shall prevent any participant’s interest hereunder from being subject to involuntary attachment, levy or other legal process.

11. Administration. The Plan shall be administered by or under the direction of the Committee. The Committee shall have the authority to adopt, amend, revise and repeal such rules, guidelines, procedures and practices governing the Plan as it shall, from time to time, in its sole discretion, deem advisable.

The Committee shall have full authority to determine the manner in which the Plan will operate, to interpret the provisions of the Plan and to make all determinations hereunder. All such interpretations and determinations shall be final and binding on Progressive, all Plan participants and all other parties. No such interpretation or determination shall be relied on as a precedent for any similar action or decision.

Unless otherwise determined by the Committee, all of the authority of the Committee hereunder (including, without limitation, the authority to administer the Plan, select the persons entitled to participate herein, interpret the provisions thereof, waive any of the requirements specified herein and make determinations hereunder and to select, approve, establish, change or modify the Business Units or Sub-units and the Gainsharing formulae, weighting factors, performance targets and Target Percentages) may be exercised by the Designated Executives;

provided, however, that only the Committee may take such actions or make such determinations for the Company’s executive officers. In the event of a dispute or conflict, the determination of the Committee will govern.

12. Termination; Amendment. The Plan may be terminated, amended or revised, in whole or in part, at any time and from time to time by the Committee, in its sole discretion.

13. Unfunded Obligations. The Plan will be unfunded and all payments due under the Plan shall be made from Progressive’s general assets.

14. No Employment Rights. Nothing in the Plan shall be construed as conferring upon any person the right to remain a participant in the Plan or to remain employed by Progressive, nor shall the Plan limit Progressive’s right to discipline or discharge any of its officers or employees or change any of their job titles, duties or compensation.

15. Set-Off Rights. Progressive shall have the unrestricted right to set off against or recover out of any Annual Gainsharing Payment or other sums owed to any participant under the Plan any amounts owed by such participant to Progressive.

16. Prior Plans. This Plan supersedes all prior plans, agreements, understandings and arrangements regarding bonuses or other cash incentive compensation payable to participants by or due from Progressive. Without limiting the generality of the foregoing, this Plan supersedes and replaces The Progressive Corporation 2009 Gainsharing Plan (the “Prior Plan”), which is and shall be deemed to be terminated as of January 1, 2010 (the “Prior Plan Termination Date”); provided, however, that any bonuses or other sums earned and payable under the Prior Plan with respect to any Plan year ended on or prior to the Prior Plan Termination Date shall be unaffected by such termination and shall be paid to the appropriate participants when and as provided thereunder.

17. Effective Date. This Plan is adopted, and is to be effective, as of January 2, 2010, which is the commencement of Progressive’s 2010 fiscal year. This Plan shall be effective for the 2010 Plan year (which coincides with Progressive’s 2009 fiscal year) and for each Plan year thereafter unless and until terminated by the Committee.

18. Governing Law. This Plan shall be interpreted and construed in accordance with the laws of the State of Ohio.